UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

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Springfield, Illinois

April 7, 2017

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Horace Mann Educators Corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 24, 2017, at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois 62715.

We will present a report on Horace Mann’s current affairs, and Shareholders will have an opportunity for questions and comments.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Gabriel L. Shaheen	Marita Zuraitis
Chairman of the Board	President and Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS

Meeting Notice

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

     When

      Wednesday, May 24, 2017

      9:00 a.m. Central Daylight Saving Time

     Where

      Horace Mann Lincoln Auditorium

      1 Horace Mann Plaza

       Springfield, Illinois 62715

     Why

•	Elect nine Directors named in the Proxy Statement.

•	Approve the advisory resolution to approve Named Executive Officers’ compensation.

•	Provide an advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2017.

•	Conduct other business, if properly raised.

     Record Date

      March 28, 2017 - Shareholders registered in the

      records of the Company or its agents on that

      date are entitled to receive notice of and to vote

      at the meeting.

The approximate availability date of the Proxy Statement and the proxy card is April 7, 2017. Your vote is important. Even if you do not plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or vote in person.

A broker is not permitted to vote on the election of directors, the advisory resolution to approve Named Executive Officers’ compensation or the advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you provide your broker, bank or other nominee with voting instructions, your shares will not be voted regarding these proposals.

We encourage you to read the Proxy Statement and vote your shares as soon as possible.

By order of the Board of Directors,

Donald M. Carley

Corporate Secretary

Springfield, Illinois

April 7, 2017

HORACE MANN EDUCATORS CORPORATION

2017 Proxy Statement – Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

How to Vote

Shareholders of record as of March 28, 2017 may cast their votes in any of the following ways:

Internet

Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

Phone Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.	Mail Request, complete and return a paper proxy card, following the instructions on your Notice.	In Person Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

Voting Matters and Board Recommendation

Proposal	Board Vote Recommendation
Elect Directors (page 3)	FOR each Director Nominee
Advisory Resolution to Approve Named Executive Officers’ Compensation (page 11)	FOR
Advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation (page 12)	ONE YEAR
Ratification of Independent Registered Public Accounting Firm (page 34)	FOR

Fiscal Year 2016 Business Highlights

The company delivered solid underlying financial results across all three segments of its business in 2016. Full year operating income was $1.97 per diluted share. Book value per share* increased 4% in 2016 driven by the solid operating results and positive contributions from investment portfolio performance. In addition, we achieved broad-based increases in new business sales and solid policy retentions during the past year. Total Shareholder Return was 32.9% in 2016 outperforming key insurance and general market indices.

*Excluding	the fair value adjustment for investments

These results reflect significant progress on numerous strategic initiatives, including:

•	Increased sales levels year-over-year in all lines of business excluding retirement
•	New auto and property sales premium increased 6% and 5%, respectively
•	Strong auto and property retention ratios
•	Increased annuity assets under management by 7%

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2016 Annual Report on Form 10-K for a more detailed description of these financial results.

Corporate and Executive Compensation Governance Highlights

Director Term: One year

Director Election Standard: Majority vote

Board Meetings in 2016: 5

Board Committees (Meetings in 2016):

Audit (12), Compensation (5), Executive (0); Investment & Finance (4), Nominating & Governance (4), Customer Experience & Technology (4)

Corporate Governance Materials: www.horacemann.com - Investors - Corporate Overview - Governance Documents

Board Communication: By mail to: Board of Directors, c/o Corporate Secretary, 1 Horace Mann Plaza, Springfield, Illinois 62715. By email to: hmecbofd@horacemann.com

Executive Compensation Governance:

•	Hedging transactions and pledging shares prohibited for all Directors and Executive Officers

•	Clawback provisions applicable to all Executive Officers for both cash and equity awards

•	Stock Ownership Requirements for all Directors and Executive Officers

•	Stock Option holding requirement post exercise

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

General Information

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 24, 2017. The Proxy Statement and Annual Report to Shareholders and Form 10-K (the “Proxy Materials”) are available at www.proxyvote.com.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC”, the “Company” or “Horace Mann”) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 24, 2017 at 9:00 a.m. Central Daylight Saving Time at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois 62715 and at any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the proxy card are being first made available to shareholders of the Company (“Shareholders”) on or about April 7, 2017.

The Board has fixed the close of business on March 28, 2017 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 40,472,265 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to: (1) elect nine Directors named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified; (2) approve the advisory resolution to approve Named Executive Officers’ compensation; (3) provide an advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation; and (4) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2017.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 (“Annual Report”), including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about March 1, 2017.

2017 Proxy Statement • General Information	1

Your Proxy Vote

How to Vote

(1)	Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.
(2)	By Telephone: Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice containing instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock fund within the Horace Mann Service Corporation Supplemental Retirement and Savings 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.

Voting Rules

Solicitation and Revocation

Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. Under the Company’s Bylaws, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors, approval of the advisory resolution to approve Named Executive Officers’ compensation, the advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Abstentions have the same effect as a vote “against” approval of the matter.

Please note that under New York Stock Exchange (“NYSE”) rules, brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, the broker non-votes will have no direct effect on the outcome of the vote. However, because each matter requires a majority vote of the outstanding shares present and entitled to vote, a broker non-vote will indirectly work against the matter for which a broker non-vote is cast.

For this Annual Meeting, if you do not give specific instructions, your broker may cast your vote in its discretion on only Proposal No. 4 - Ratification of Independent Registered Public Accounting Firm.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.

2	2017 Proxy Statement • Your Proxy Vote

Proposals and Company Information

PROPOSAL NO. 1 - ELECTION OF NINE DIRECTORS

The Bylaws of the Company provide for the Company to have not less than five or more than fifteen Directors. The following nine persons currently are serving as Directors of the Company (“Directors”): Daniel A. Domenech, Stephen J. Hasenmiller, Ronald J. Helow, Beverley J. McClure, H. Wade Reece, Gabriel L. Shaheen, Robert Stricker, Steven O. Swyers and Marita Zuraitis. The terms of these Directors expire at the Annual Meeting.

The Board of Directors believes it is necessary for each of the Company’s Directors to possess a variety of qualities and skills. The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes members’ qualifications as independent, as well as consideration of skills, experience, diversity and age in the context of the needs of the Board. The Nominating & Governance Committee does not have a formal diversity policy; however, the Board and the Nominating & Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating & Governance Committee assesses the effectiveness of the criteria described above when evaluating new Board candidates and when assessing the composition of the Board as a whole.

Upon the recommendation of the Nominating & Governance Committee, the Board nominated Dr. Domenech, Mr. Hasenmiller, Mr. Helow, Ms. McClure, Mr. Reece, Mr. Shaheen, Mr. Stricker, Mr. Swyers and Ms. Zuraitis (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated, or the Board may reduce the size of the Board. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 15, 2017, is provided with respect to each Board Nominee:

Daniel A. Domenech Age: 71 Director Since: 2015 Horace Mann Committees: Customer Experience & Technology Nominating & Governance

Dr. Domenech has served as the Executive Director of American Association of School Administrators (“AASA”), The School Superintendents Association, since July 2008. He is currently Chairman of the Board of the Communities in Schools of Virginia and the National Student Clearinghouse Research Center and is a member of the Board of Directors of Learning First Alliance, America’s Promise, the Center for Naval Analyses, ACT and Universal Service Administrative Company (“USAC”). Dr. Domenech is also a past President of the New York State Council of School Superintendents, the Suffolk County Superintendents Association and the Suffolk County Organization for Promotion of Education, and was the first President and cofounder of the New York State Association for Bilingual Education. In addition, he has served on the U.S. Department of Education’s National Assessment Governing Board, on the Advisory Board for the Department of Defense schools, on the Board of Directors for the Baldrige Award and on the National Board for Professional Teaching Standards. Dr. Domenech has more than 40 years of experience in public education.

Dr. Domenech’s experience in public education provides the Board with valuable insight into the Company’s niche market and the challenges and opportunities within that market.

2017 Proxy Statement • Proposals and Company Information	3

Stephen J. Hasenmiller Age: 67 Director Since: 2004 Horace Mann Committees: Compensation (Chair) Executive Nominating & Governance

Mr. Hasenmiller retired in March 2001 after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President - Personal Lines. Mr. Hasenmiller’s prior affiliations include his tenure as Chairman of the Personal Lines Committee of the American Insurance Association (1999-2001) and membership on the Boards of Directors of the Institute for Business & Home Safety (1996-2001) and the Insurance Institute for Highway Safety (1995-2001).

Mr. Hasenmiller’s seasoned insurance background in the personal lines business, including both direct sales and agency distribution, as well as his understanding and experience in dealing with complex insurance issues, provides the Board with a valuable perspective.

Ronald J. Helow Age: 72 Director Since: 2009 Horace Mann Committees: Customer Experience & Technology (Chair) Audit Executive

Mr. Helow is managing director of New Course Advisors, a consulting firm he founded in 2008 to advise companies on how to use advanced technologies to create a competitive advantage. Mr. Helow served from 2001 to 2008 as Partner and Chief Technology Officer at NxtStar Ventures, LLC, a firm providing consulting services to life insurance and retail financial services businesses, and founded Registry Systems Corporation in 1990 to custom design and implement mission critical projects using advanced computer technologies for insurance companies.

Mr. Helow’s past experience in developing and securing solutions to insurance company operating challenges through technology brings to the Board unique knowledge and perspective.

Beverley J. McClure Age: 62 Director Since: 2013 Horace Mann Committees: Audit Compensation Customer Experience & Technology

Ms. McClure retired in 2007 after a 35 year career with United Services Automobile Association (“USAA”), as Senior Vice President, Enterprise Operations. She is owner of Fresh Perspectives LLC, a firm she founded in 2007 which specializes in executive coaching and small business consulting. Ms. McClure previously served as Senior Advisor of Endeavor Management, a consulting firm specializing in service culture creation, leadership coaching, business transformation, operational execution, and customer experience management, a position she held from 2010 to 2013. She holds the Chartered Life Underwriter and Fellow, Life Management Institute designations and is a certified executive coach through the International Coach Federation.

Ms. McClure’s broad experience in the areas of service excellence, customer experience, culture creation, employee engagement and quality management provides the Board with a valuable perspective.

4	2017 Proxy Statement • Proposals and Company Information

H. Wade Reece Age: 60 Director Since: 2016 Horace Mann Committees: Customer Experience & Technology Investment & Finance

Mr. H. Wade Reece retired in 2015 after a 37 year career with BB&T Corporation (“BB&T”) where he served as the Chairman of the Board and Chief Executive Officer of BB&T Insurance Services, Inc. and BB&T Insurance Holdings, Inc., the sixth largest insurance broker globally. Until his retirement in 2015, Mr. Reece served as Vice Chairman of the Foundation of Agency Management Excellence (“FAME”) Board of Directors and a member of the Executive Committee of The Institutes (American Institute for Chartered Property Casualty Underwriters and Insurance Institute of America). He was also a past Chairman of the Council of Insurance Agents & Brokers and past Chairman of the Board of Trustees of The Institutes.

Mr. Reece’s in-depth knowledge of the insurance industry, leadership skills and broad experience with agency management will provide the Board with industry insight and perspective.

Gabriel L. Shaheen Age: 63 Director Since: 2007 Chairman Since: 2010 Horace Mann Committees: Executive (Chair) Nominating & Governance (Chair) Compensation

Mr. Shaheen retired in 1999 after 22 years of service with Lincoln National Corporation, including service as President and Chief Executive Officer of Lincoln National Life Insurance Company, Managing Director of Lincoln UK, and President and Chief Executive Officer of Lincoln National Reinsurance Companies. Since 2000, he has been Chief Executive Officer of GLS Capital Ventures, LLC and Partner of NxtStar Ventures, LLC, firms providing consulting services to life insurance and retail financial services businesses. He is currently a member of the Board of Directors of M Financial Holdings Incorporated and of Steel Dynamics, Inc., one of the largest steel producers and metals recyclers in the United States. Mr. Shaheen holds the Fellow of the Society of Actuaries designation.

Mr. Shaheen’s insurance experience, technical insurance expertise and leadership background are valuable Board resources and contribute to Board discussion of issues impacting the Company.

Robert Stricker Age: 70 Director Since: 2009 Horace Mann Committees: Investment & Finance (Chair) Customer Experience & Technology

Mr. Stricker retired from Shenkman Capital Management, Inc., an investment management firm, in March 2009 as Senior Vice President and Principal. Prior to joining Shenkman, he served as Managing Director, Head of U.S. Fixed Income, Citigroup Asset Management at Citigroup, Inc. from 1994 to 2001. Mr. Stricker has over 40 years of experience in the financial services industry. He currently serves as a Director of the CQS Directional Opportunities Feeder Fund Ltd. and on the OPEB Trust Board of the town of Greenwich, Connecticut. Mr. Stricker holds the Chartered Financial Analyst designation.

Mr. Stricker’s investment knowledge and financial services industry experience provide the Board with financial insights and assist the Board in its oversight responsibilities.

2017 Proxy Statement • Proposals and Company Information	5

Steven O. Swyers Age: 66 Director Since: 2014 Horace Mann Committees: Audit (Chair) Investment & Finance

Mr. Swyers retired in 2013 after a 40 year career with PricewaterhouseCoopers LLP (“PwC”), a public accounting firm. During this time with PwC, he served as the lead engagement partner on many national and international companies, including those in the financial services industry. He has also held various leadership positions at PwC including leader of the Central Region’s consumer and industrial products business segment and managing partner of their St. Louis practice. He is currently a member of the Board of Directors of Mercy Health East Communities and Webster University. Mr. Swyers holds the Certified Public Accountant designation.

Mr. Swyers has an extensive audit and accounting background and is recognized as a financial expert. His knowledge in these areas assists the Board in its oversight responsibilities.

Marita Zuraitis Age: 56 Director Since: 2013 Horace Mann Committees: Customer Experience & Technology Executive Investment & Finance

Ms. Zuraitis was appointed to her present position as President and Chief Executive Officer in September 2013. She joined the Company in May 2013 as President and Chief Executive Officer-Elect. Ms. Zuraitis joined Horace Mann from The Hanover Insurance Group where she was an Executive Vice President and a member of The Hanover’s Executive Leadership Team. From 2004 to 2013, she served as President, Property and Casualty Companies, responsible for the personal and commercial lines operations at Citizens Insurance Company of America, The Hanover Insurance Company and their affiliates. Prior to 2004, Ms. Zuraitis was with The St. Paul/Travelers Companies for six years, where she achieved the position of President and Chief Executive Officer, Commercial Lines. She also held a number of increasingly responsible underwriting and field management positions with United States Fidelity and Guaranty Company and Aetna Life and Casualty. She is a member of the Board of Directors of LL Global, Inc., a trade association with operating divisions LIMRA and LOMA, and a member of the Board of Trustees of The Institutes, the leading provider of risk management and property-casualty insurance education, whose offerings include the premier CPCU® designation. She is also a member of the Board of Directors of Citizens Financial Group, Inc. Ms. Zuraitis has over 30 years of experience in the insurance industry.

Ms. Zuraitis’s knowledge of and extensive background in the insurance industry contribute to Board discussion and understanding of issues impacting the Company.

All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 25, 2016.

The Board recommends that Shareholders vote FOR the election of these nine nominees as Directors.

6	2017 Proxy Statement • Proposals and Company Information

Board of Directors and Committees

There were nine members on the Board as of March 15, 2017. The Board met five times during 2016. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2016.

The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Corporate Governance - Communications with Directors”. The members of the Board are expected to be present at the Annual Meeting. The following eight Directors serving on the Board at the time of last year’s Annual Meeting attended the meeting: Dr. Domenech, Mr. Hasenmiller, Mr. Helow, Ms. McClure, Mr. Shaheen, Mr. Stricker, Mr. Swyers and Ms. Zuraitis.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at www.horacemann.com under “Investors - Corporate Overview - Committee Composition and Charters”. A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues.

The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company and oversees the process of Executive Officer leadership development and succession. Each of the current members of this Committee is independent under the listing standards of the NYSE applicable to compensation committee members. The Compensation Committee receives recommendations from management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent compensation consultants, specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in the “Compensation Discussion and Analysis”.

The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, oversees the Board succession planning process, and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee.

The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;

•	an understanding of the interests of the Company’s Shareholders, clients, employees, agents, suppliers, communities and the general public;

•	the intention and ability to act in the interest of all Shareholders;

•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;

•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;

•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;

•	the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an employee Director; and

•	the needs of the Board, including skills, experience, diversity and age.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure.

2017 Proxy Statement • Proposals and Company Information	7

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements, and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the independence standards of the NYSE applicable to audit committee members. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Swyers is a financial expert. Mr. Swyers retired in 2013 from PricewaterhouseCoopers LLP, a public accounting firm, after a 40 year career where he served as the lead engagement partner on many national and international companies, including those in the financial services industry. He also held various leadership positions including leader of the Central Region’s consumer and industrial products business segment and managing partner of their St. Louis practice.

The Customer Experience & Technology Committee is an ad hoc committee formed by the Board during 2013. The Committee oversees the Company’s goals and strategies related to improving and managing the customer experience, as well as the development and implementation of the Company’s technology strategies.

The following table identifies membership and the Chairman of each of the current committees of the Board, as well as the number of times each committee met during 2016.

Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Audit Committee	Customer Experience & Technology Committee (1)
Daniel A. Domenech			X			X
Stephen J. Hasenmiller	X	Chair	X
Ronald J. Helow	X				X	Chair
Beverley J. McClure		X			X	X
H. Wade Reece				X		X
Gabriel L. Shaheen	Chair	X	Chair
Robert Stricker				Chair		X
Steven O. Swyers				X	Chair
Marita Zuraitis	X			X		X
Meetings in 2016	0	5	4	4	12	4

    Chair - Committee Chair

    X - Committee member

(1)	The Customer Experience & Technology Committee is an ad hoc committee.

8	2017 Proxy Statement • Proposals and Company Information

Director Compensation

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)(2)
Board Chairman Annual Retainer	$115,000
Board Member Annual Retainer (other than Board Chairman)	$60,000
Committee Chairman Annual Retainer	$25,000 Audit Committee $15,000 Compensation Committee $12,000 Nominating & Governance Committee $15,000 Customer Experience & Technology Committee $10,000 all other Committees (3)
Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 7,500 all other Committees (3)
Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

An annual award of $95,000 in RSUs following the Annual Shareholder Meeting. $95,000 in RSUs if joining the Board within 6 months after the prior Annual Shareholder Meeting, $47,500 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

All awards have a 1 year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

(1)	Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting.
(2)	Non-employee Directors may elect to defer cash compensation into Common Stock equivalent units (“CSUs”).
(3)	All other Committees except for the Executive Committee which is not paid an Annual Retainer.

Non-employee Directors are required to hold shares of HMEC Common Stock with a book value equal to five times their annual cash retainer.

Until non-employee Directors meet this ownership requirement, they must retain all Common Stock equivalent units and Restricted Stock Units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines with the exception of Mr. Swyers, who joined the Board in 2014, Dr. Domenech, who joined the Board in 2015, and Mr. Reece, who joined the Board in 2016. They have 5 years to meet this requirement. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Compensation Discussion and Analysis – Stock Ownership and Holding Requirements”.

2017 Proxy Statement • Proposals and Company Information	9

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2016:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Daniel A. Domenech	0	170,000	204	170,204
Stephen J. Hasenmiller	82,500	95,000	204	177,704
Ronald J. Helow	85,000	95,000	204	180,204
Beverley J. McClure	85,000	95,000	51	180,051
H. Wade Reece	75,000	95,000	35	170,035
Gabriel L. Shaheen	134,500	95,000	51	229,551
Robert Stricker	77,500	95,000	204	172,704
Steven O. Swyers	92,500	95,000	204	187,704

(1)	Represents fees deferred in 2016 pursuant to the HMEC 2010 Comprehensive Executive Compensation Plan, as well as $95,000 in RSUs (awarded May 25, 2016). As of December 31, 2016, each Director had 2,895 unvested RSUs.
(2)	Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Ms. McClure, Mr. Reece and Mr. Shaheen. In addition, Mr. Reece’s premiums were pro-rated based on the date that he joined the Board.

Corporate Governance

Director Independence

The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. These independence determinations are analyzed at least annually in both fact and appearance to promote arms-length oversight. The current non-employee Directors are Dr. Domenech, Mr. Hasenmiller, Mr. Helow, Ms. McClure, Mr. Reece, Mr. Shaheen, Mr. Stricker and Mr. Swyers.

Board Leadership Structure

The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance. Accordingly, the Board currently has two separate individuals holding the offices of Chairman and Chief Executive Officer, and the position of Chairman is held by an independent Director. The Board of Directors believes that having an independent Director serve as

Chairman is in the best interest of the Company at this time as this structure provides a greater role for the independent Directors in the oversight of the Company. However, as described in the Company’s Corporate Governance Principles, this situation can change in the future to permit one individual to hold both positions, if the Board deems it to be in the best interests of the Company at a given time.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. In addition, the Board has delegated oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies with respect to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

In addition, the Company has established an internal Enterprise Risk Management (“ERM”) Committee, which is composed of certain members of senior management including the President and Chief Executive Officer; Chief Financial Officer; Chief Human Resources Officer; Chief Information Officer; General Counsel and Chief Compliance Officer; and the heads of Field Operations and Distribution and the Life & Retirement and Property & Casualty divisions. The ERM Committee is chaired by the Chief Financial Officer of the Company.

10	2017 Proxy Statement • Proposals and Company Information

Throughout the year, the Board and the relevant Board committees receive regular reports from the Enterprise Risk Management Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Code of Ethics, Code of Conduct and Corporate Governance Principles

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at www.horacemann.com, under “Investors - Corporate Overview - Governance Documents”. A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

Director Education

Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two year period at the Company’s expense. All Directors are in compliance with this requirement.

Communications with Directors

The Company has established various processes to facilitate communications with the Board by Shareholders and other interested parties. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be emailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2016, no member of the Compensation Committee was a current or former officer or employee of the Company.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party transaction policy but it considers each related party transaction individually.

Related Person Transactions

BlackRock, Inc., which owns beneficially more than 5% of the issued and outstanding shares of Common Stock, provides investment management services to the Company and has done so for more than 10 years. In 2016, the Company paid approximately $227,000 in fees to BlackRock associated with the Company’s use of analytical software owned by BlackRock. Other than the BlackRock relationship, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

PROPOSAL NO. 2 - ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Board is asking Shareholders to approve an advisory resolution to approve the compensation of the Company’s Named Executive Officers (“NEOs”) as reported in this Proxy Statement. The Compensation Committee has structured our NEOs’ compensation program as described below under “Compensation Discussion and Analysis”.

The Board recommends that Shareholders read the “Compensation Discussion and Analysis” (“CD&A”) included in this Proxy Statement, which describes in more detail how our Executive Compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative included within the CD&A, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals.

In accordance with Section 14(a) of the Exchange Act, and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2017 Annual Meeting:

RESOLVED, that the Shareholders of Horace Mann Educators Corporation (the Company) approve, on an

2017 Proxy Statement • Proposals and Company Information	11

advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2017 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our NEOs’ compensation program.

The Board has adopted a policy providing for an annual advisory vote to approve NEOs’ compensation. Unless the Board modifies its policy on the frequency of holding such advisory votes, the next advisory vote will occur at the Company’s 2018 Annual Meeting of Shareholders.

The Board recommends that Shareholders vote FOR the approval of the advisory resolution to approve Named Executive Officers’ compensation.

PROPOSAL NO. 3 - ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICERS’ COMPENSATION

Pursuant to Section 14(a) of the Exchange Act, the Board is asking Shareholders to vote on the frequency of future advisory votes on Named Executive Officers’ compensation of the nature reflected in Proposal No. 2 above. Specifically, whether such votes should occur every year, every two years or every three years.

After careful consideration, the Board of Directors has determined that holding an advisory vote on Named Executive Officers’ compensation every year is the most appropriate policy for the Company at this time, and recommends that Shareholders vote for future advisory votes on Named Executive Officers’ compensation to occur every year. While the Company’s Executive Compensation programs are designed to promote a long-term connection between pay and performance, the Board recognizes that Named Executive Officers’ compensation disclosures are made annually. Holding an annual advisory vote on Named Executive Officers’ compensation provides the Company with more direct and immediate feedback on our compensation programs. However, Shareholders should note that because the advisory vote on Named Executive Officers’ compensation occurs well after the beginning of the compensation year, and because the different elements of our Executive Compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our Executive Compensation programs in consideration of any one year’s advisory vote on Named Executive Officers’ compensation by the time of the following year’s annual meeting of Shareholders. Requesting an annual advisory vote on Named Executive Officers’ compensation also is consistent with the Company’s practice of having all Directors elected annually and providing Shareholders an annual opportunity to ratify the Audit Committee’s selection of an independent registered public accounting firm.

The Board understands that the Company’s Shareholders may have different views as to what is an appropriate frequency for advisory votes on Named Executive Officers’ compensation, and will carefully review the voting results on this proposal. Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation. This advisory vote on the frequency of future advisory votes on Named Executive Officers’ compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the Shareholder vote, the Board may in the future decide to conduct advisory votes on a less frequent basis and may vary its practice based on factors such as discussions with Shareholders and the adoption of material changes to Executive Compensation programs.

The Board recommends that you vote to conduct future advisory votes on Named Executive Officers’ compensation every year.

12	2017 Proxy Statement • Proposals and Company Information

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our Named Executive Officers (“NEOs”), whose compensation is displayed in the 2016 Summary Compensation Table and the other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and we explain how and why the Compensation Committee of our Board (the “Committee”) arrives at specific compensation policies and decisions.

Our 2016 NEOs are our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated Executive Officers employed at the end of 2016:

Marita Zuraitis, President and CEO;

Dwayne D. Hallman, Executive Vice President and CFO*;

Matthew P. Sharpe, Executive Vice President, Life & Retirement;

William J. Caldwell, Executive Vice President, Property & Casualty; and

Kelly J. Stacy, Senior Vice President, Field Operations and Distribution.

*Note Regarding Chief Financial Officer

On Feb. 3, 2017, our Executive Vice President and Chief Financial Officer, Dwayne D. Hallman, passed away. Bret A. Conklin was named Acting CFO. As of our Proxy Statement filing date, a permanent CFO had not been named. Because Mr. Hallman was our CFO for the entire 2016 fiscal year, we will include the compensation and pay decisions made with respect to him when discussing the compensation of our NEOs throughout this section. We believe that this approach provides our shareholders with a representative view of our pay programs with respect to our executive team.

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

Our Business

We are a personal insurance and financial services business with approximately $10.6 billion of assets and approximately $1.1 billion in total revenue as of December 31, 2016. Founded by Educators for Educators®, we offer our products and services primarily to K-12 teachers, administrators, and other public school employees and their families. We underwrite personal lines of auto, property and life insurance, as well as retirement products in the United States.

2016 Business Highlights

The Company delivered solid underlying financial results across all three segments of its business in 2016. Full year operating income was $1.97 per diluted share. Book value per share* increased 4% in 2016 driven by the solid operating results and positive contributions from investment portfolio performance. In addition, we achieved broad-based increases in new business sales and solid policy retentions during the past year. Total Shareholder Return was 32.9% in 2016 outperforming key insurance and general market indices.

*Excluding	the fair value adjustment for investments

2017 Proxy Statement • Compensation Discussion and Analysis	13

These results reflect significant progress on numerous strategic initiatives, including:

•	Increased sales levels year-over-year in all lines of business excluding retirement
•	New auto and property sales premium increased 6% and 5%, respectively
•	Strong auto and property retention ratios
•	Increased annuity assets under management by 7%

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2016 Annual Report on Form 10-K for a more detailed description of these financial results.

2016 Executive Compensation Highlights

These elements of the executive compensation program are described more fully below.

•       Pay mix comprised of base salary, cash annual incentives under the Annual Incentive Plan (“AIP”), and equity-based long-term incentives under the Long-term Incentive Plan (“LTIP”)

•       Over 70% of the CEO’s target compensation and over 60% of all other NEOs’ target compensation linked to performance-based or service-vested incentives

•       Balanced performance measures designed with a focus on shareholder return, both absolute and relative, and incenting operating growth while managing risk

•        Performance incentives tied to multiple overlapping performance periods

•        Annual Cash Incentives tied to Company and business line performance measures

•       Long-term Incentives entirely equity based:

➣    Performance-based RSUs vest following a 3-year period, based on both relative measures (relative total shareholder return and relative operating return on equity) and an absolute measure (total written premium growth)

➣    Service-vested stock options with a 4-year vesting period

➣    Service-vested RSUs with a 3-year vesting period

•        One-time, provisional strategic equity grants of performance-based RSUs to promote continuity of leadership

•        Stock ownership guidelines for NEOs

➣    Twelve-month post-exercise holding requirement for stock options

•        Clawback policy applicable to both cash and equity awards

•       Executive change in control plan excludes “tax gross-up” provision

•        Limited perks and executive benefits

Pay Governance

Oversight

The Committee oversees our executive compensation program. The current members of the Committee are Mr. Hasenmiller, Ms. McClure, and Mr. Shaheen. Mr. Hasenmiller serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.

The Committee retained Compensation Advisory Partners LLC (“CAP”) as independent compensation consultants. CAP provides information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. In this way, CAP assists the Committee with ongoing education. Also, Committee members comply with Directors’ education requirement to help ensure each remains up to date on current issues relevant to the Company and its business.

The CAP consultants report directly to the Committee, attend the Committee meetings and portions of executive sessions of the Committee at the Chair’s request (generally with the Board’s outside legal counsel, but without management present). CAP serves at the pleasure of the Committee, and performs no services for management. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance, and other relevant factors. This information is used by CAP to formulate its recommendations related to

14	2017 Proxy Statement • Compensation Discussion and Analysis

competitive compensation performance targets and overall design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2016 are described in more detail throughout this analysis. Pursuant to regulatory requirements, the Committee assessed CAP’s independence (along with that of its other direct and indirect consultants and advisors) and concluded that CAP’s work did not raise any conflict of interest. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives, and considers the recommendations of the CEO regarding the performance of her direct reports and other Executive Officers. Members of management also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation.

Favorable Say on Pay

At our 2016 Annual Meeting of shareholders, we received substantial support for the compensation of our NEOs, with 97.2% of the votes cast in favor of the “Say on Pay” advisory vote on executive compensation. The Committee and the Board were gratified by the favorable vote and value the views of our shareholders. The Committee was pleased that a significant majority of our shareholders approved the proposal, showing strong support for the structure of the compensation plans, the absence of excessive perquisites, the demonstrated pay-for-performance practices, and the strength of the Company’s compensation processes and practices.

Executive Compensation Program

Guiding Principles

The Committee has established a set of core principles that underlie our executive compensation program. These core principles provide guidance to the Committee and management in making decisions while administering the program or when considering changes. These core principles include strong alignment between pay and performance, incentive to drive shareholder value, and market competiveness.

Strong pay for performance alignment

We target compensation around the median of the competitive market, with executives earning more or less than median, generally based on the performance of the Company and value delivered to shareholders. Our core executive compensation program includes base salary, an annual cash incentive plan (the “Annual Incentive Plan” or “AIP”), and long-term equity awards (the “Long-Term Incentive Plan” or “LTIP”). Both AIP and LTIP are administered under the shareholder-approved 2010 Comprehensive Executive Compensation Plan, as amended and restated effective May 20, 2015 (“CECP”). Incentive awards are earned upon the achievement of short-term and long-term business goals that are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward business growth, profitability, relative total shareholder return, balanced with productivity and risk and capital management.

Executive interests should be aligned with shareholders’

To encourage the long-term view, the Committee grants equity awards with multi-year performance periods and multi-year vesting. In 2016, Ms. Zuraitis received approximately 46% of her target compensation in equity. With respect to the other NEOs, approximately 40% to 44% of their compensation was equity-based.

Incentive compensation should drive long-term value creation and reward strong performance

The AIP performance goals are based on premiums and adjusted operating income to reward strong performance. The LTIP performance goals are directly linked to multi-year growth and return measures to keep executives focused on value creation.

A significant portion of compensation should be “at risk” based on the Company’s performance

For 2016, over 70% of the CEO’s target total pay (base salary plus target annual incentive plus target long-term incentive) and over 60% of target total pay for all other NEOs is at risk, and is variable from year to year, and for much of it, the level of payout is dependent on the Company’s performance.

2017 Proxy Statement • Compensation Discussion and Analysis	15

Compensation levels should be market competitive

The Committee sets total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – within a reasonable range of the median of the competitive market, while providing the ability to decrease or increase compensation if warranted by performance. To determine competitive pay levels, we use comparable survey market data provided by CAP and from published survey sources including Mercer, LOMA, Towers Watson, and proxy data for similar sized insurance companies in the Russell 2000® Index. The data from these surveys is scaled to our size by CAP based on revenues or asset ranges. Annually, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other chief executive officers based on survey data. The other NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate. Based on the data, and CAP’s analysis, the Committee deliberates in executive session to determine its recommendation for approval by the Board of Directors. For 2016, CAP’s analysis demonstrated that our overall core total direct compensation was consistent with target pay positioning at the median of the market. Core total direct compensation is comprised of salary, annual incentive, and our ongoing long-term incentive. In 2016, we also made a strategic incentive grant, which we do not anticipate making on a regular basis, and therefore have not included in the comparison to market data.

Compensation Mix

Our NEOs’ annual compensation consists of base salary, annual incentives and long-term incentives. The targeted compensation mix of total direct compensation for the NEOs for 2016 is illustrated below. The mix of 2016 actual compensation varied as a result of actual incentives earned.

Base Salary

Competitive base salaries are critical to attracting and retaining high performing executive talent. The Committee seeks to pay salaries that approximate median salaries for executives of similar companies in like positions. However, in recruiting new executives, we sometimes exceed these guidelines to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, up or down, due to experience, performance, responsibilities, compensation history, internal equity, or retention risk.

16	2017 Proxy Statement • Compensation Discussion and Analysis

Salaries for the NEOs and other executive officers are reviewed every 12 months in connection with the review of financial results for the prior fiscal year and the annual performance review discussed under Annual Performance and Pay Review. In 2016, Ms. Zuraitis and Mr. Hallman received base salary increases to move overall compensation closer to the market median. The other NEOs did not receive base salary increases in 2016. Base salary adjustments for 2016 are shown in the chart below.

Named Individual	2015 Annualized Salary	2016 Annualized Salary	Percent Increase
Marita Zuraitis	$750,000	$800,000	6.7%
Dwayne D. Hallman	$444,000	$460,000	3.6%
Matthew P. Sharpe	$400,000	$400,000	0.0%
William J. Caldwell	$350,000	$350,000	0.0%
Kelly J. Stacy	$300,000	$300,000	0.0%

Annual Incentive Plan

Our Annual Incentive Plan (AIP) is a cash incentive plan, administered under the CECP, and designed to drive and reward strong performance over a one-year period. Annually, the Committee establishes the performance objectives, threshold, target and maximum performance levels, and the related threshold, target and maximum AIP opportunities for each NEO, expressed as a percentage of base salary. Target incentive opportunity levels for the NEOs are intended to approximate the median of the target bonus potential for similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target.

For 2016, there were four performance measures, with 50% of the award based on Company-wide net operating income, and the remaining 50% divided among specific sales and premiums of the different business lines: P&C (20%), annuities (20%), and life (10%), as shown in the chart below. This provides a balance between shareholder return and growth, while complementing the longer-term LTIP metrics, which focus on long-term shareholder value creation.

2016 Annual Incentive Plan Performance Measures

Adjusted Operating Income - Operating income (GAAP net income after tax, excluding realized investment gains and losses other than those for Fixed Indexed Annuity related options and embedded derivatives) adjusted for Property & Casualty (“P&C”) catastrophe costs different than Plan, Annuity & Life deferred acquisition costs (“DAC”) unlocking and change in guaranteed minimum death benefit (“GMDB”) reserve due to capital gains and losses and market performance different than Plan, the impact on investment income of share repurchases different than Plan, and debt structure/costs including debt retirement different than Plan

P&C Net Premium Written (GAAP) - Amount charged for property and casualty policies issued during the year. (Portions of such amounts may be earned and included in financial reports over future periods.)

Annuity Sales - The amount of new business from the sales of Horace Mann annuity products, from Horace Mann and independent agents, as measured by premiums and deposits to be collected over the 12 months following the sale

Life Sales - The amount of new Horace Mann individual life insurance products sold during the year, as measured by premiums and deposits to be collected over the 12 months following the sale

All the NEOs’ 2016 annual incentive amounts are based on the same corporate and business line objectives to promote cooperation. The targets for the operating income and sales or premium measures were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2016 (“2016 Plan”). The 2016

2017 Proxy Statement • Compensation Discussion and Analysis	17

Plan was the basis of our 2016 earnings guidance, which was publicly disclosed in February 2016 in connection with our release of earnings for the year ended December 31, 2015. The Committee believes that tying the AIP to Company performance provides appropriate alignment for an executive’s compensation as it recognizes that the Company as a whole must perform well in order to deliver value to our Shareholders. Further, tying all the NEOs’ AIP awards to the performance of specific business lines incentivizes cooperation among the business line leaders. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. The measures and targets are discussed with the CEO, other NEOs, other members of the Board and CAP before they are set.

Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year. Based on the 2016 results of 112.28% of target for Ms. Zuraitis and the other NEOs, the 2016 AIP payouts (paid in March 2017) were as follows:

2016 AIP Measures	Target (in $M)	Actual (in $M)	Results	Weighting	Payout
Adjusted Operating Income	92.4	96.5	142%	50%	70.88%
P&C Net Premium Written	633.6	634.3	107%	20%	21.40%
Horace Mann Annuity Sales	380.8	356.9	0%	20%	0.00%
Horace Mann Life Sales	12.6	15.5	200%	10%	20.00%
Total				100%	112.28%

Named Individual	2016 Target AIP Opportunity	2016 Actual AIP Payout	2016 Actual AIP Payout as a % of Base Salary
Marita Zuraitis	100%	$898,240	112.28%
Dwayne D. Hallman	60%	$308,096	66.98%
Matthew P. Sharpe	60%	$269,472	67.37%
William J. Caldwell	50%	$196,490	56.14%
Kelly J. Stacy	40%	$134,736	44.91%

18	2017 Proxy Statement • Compensation Discussion and Analysis

Long-term Incentive Plan

The intent of our Long-term Incentive Plan (LTIP) is to focus executives on shareholder value and key strategic objectives, while promoting retention.

2016 LTIP Aggregate Target Opportunity

In setting the dollar values of the 2016 opportunities under LTIP for each NEO, the Committee targeted amounts that would achieve the Company’s overall objective of positioning total compensation at approximately the market median. The 2016 target grant values for the NEOs were as follows:

Named Individual	2016 LTIP Target
Marita Zuraitis	$1,400,000
Dwayne D. Hallman	$500,000
Matthew P. Sharpe	$500,000
William J. Caldwell	$350,000
Kelly J. Stacy	$300,000

2016 LTIP Award Vehicles

For 2016, LTIP is comprised of three vehicles, as illustrated in the chart below: (1) performance-based RSUs; (2) service-vested RSUs; and (3) service-vested stock options.

Performance-based RSUs - Earned over a three-year period, based upon Relative and Absolute Measures. If any shares are earned at the end of the three-year performance period, the executive fully vests in the award

Service-vested RSUs - Vest 1/3 per year after years 1, 2 and 3
Stock options - Granted at fair market value with a 10 year life; options vest ratably over 4 years

Performance-Based RSUs (PBRSUs)

The Committee believes that PBRSUs provide an effective vehicle for rewarding executives based on a three-year performance period. Each year, a new three-year period starts, partially overlapping the periods that started the prior two years. PBRSUs were granted on March 9, 2016 for the 2016-2018 performance period, and comprise 50% of the 2016 LTIP opportunity. These RSUs will be earned and vested on December 31, 2018, if at all, based on the level of achievement. From the date of grant, PBRSUs accrue dividend equivalents at the same rate as dividends paid to our shareholders, but the dividend equivalents are only paid on the corresponding shares that are earned. If no shares are earned, the dividend equivalents are forfeited. Earned dividend equivalents are converted into additional RSUs.

Service-vested RSUs

The Committee believes that service-vested RSUs assist in the retention of key executive talent. Service-vested RSUs were granted on March 9, 2016 and comprise 20% of the 2016 LTIP opportunity. Service-vested RSUs vest 33% after the first year, vest an additional 33% after the second year and vest the final 34% after the third year from the grant date, and are subject to continued employment to the vesting date. From the date of the grant, the RSUs accrue dividend equivalents at the same rate as dividends paid to our shareholders. These dividend equivalents are converted into additional RSUs and vest when the underlying RSUs vest.

Stock Options

The Committee believes that stock options provide strong alignment with shareholder interests, as participants do not realize any value unless our stock price appreciates. They also promote retention. Stock options granted under the LTIP have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period subject to continued employment on each vesting date and have a ten-year term. Stock options were granted on March 9, 2016 and comprise 30% of the 2016 LTIP opportunity. The number of options granted was determined using the Black-Scholes valuation method. For additional information regarding assumptions used for these valuations, see the Company’s 2016 Annual Report on Form 10-K “Notes to Consolidated Financial Statements –

2017 Proxy Statement • Compensation Discussion and Analysis	19

Note 1 – Summary of Significant Accounting Policies – Share-Based Compensation.” Upon exercise Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes and the costs of the exercise) for a minimum of twelve months.

Timing of Equity Grants

The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The grant date is the applicable resolution as approved or a future date as otherwise specified in the resolution.

2016-2018 Performance-based RSUs

The Performance-based RSUs granted in 2016 have three performance measures as shown below:

Relative Total Shareholder Return - Relative Total Shareholder Return for the three-year period measured against a peer group of companies

Relative Operating Return on Equity - Average annual relative Operating Income return on average equity for the three-year period measured against a peer group of companies

Total Written Premium Growth - Written premium growth measured as the compound annual growth rate from 2016 to 2018 for Auto, Property, Annuity and Life.

Prior Years PBRSU Grants

2015-2017 PBRSUs

The PBRSUs granted in 2015 will not mature until December 31, 2017. Since the applicable 3-year performance period has not yet ended, actual performance against targets is not yet known.

2014-2016 PBRSUs

The performance-based RSUs granted in 2014 matured and vested as of December 31, 2016. The performance measures, targets and payout levels for the PBRSUs granted in 2014 are as follows:

2014-2016 Relative Performance Measures (1)	Weighting	2014-2016 Target (2)	Result (as of 12/31/2016)
Operating Return on Equity	50%	50th	53%
Total Shareholder Return	50%	50th	52%
Total	100%		105%

(1)	The Performance Measures, as defined under the Long-term Incentive Plan, include:
•	Operating Return on Equity – Relates to the average annual Operating Income return on average equity for the three-year period measures against a peer group of companies in the Russell 2000® Index
•	Total Shareholder Return – Relates to the Total Shareholder Return for the three-year period measured against a peer group of companies in the Russell 2000® Index
(2)	50th Percentile of Peer Group

Strategic Incentive Grants

Working with CAP, we designed an incentive program to achieve both (i) corporate financial goals, and (ii) strategic individual goals which, while closely aligned with, transcend short and long-term financial measures. Specifically, in March 2016, we made equity grants to key executives, including the NEOs, under our CECP. The Company’s success makes our leadership team more vulnerable to recruitment by competitors. The Committee believes the grants promote continuity of leadership as we pursue our long-term vision, and also strengthen management’s alignment with shareholder interest. We believe if the management team is successful in achieving these specific strategic objectives, it will drive incremental value for shareholders. These awards were specifically designed to address key priorities during this strategic transition in our Company’s evolution, and are not expected to be an ongoing component of our compensation.

Each NEO received a provisional equity grant of PBRSUs contingent on a corporate financial Performance Goal, EPS, and individual strategic goals. If the Performance Goal is satisfied, 50% of the award shall be earned and vested on January 1, 2019. The remaining 50% of the award shall be eligible for vesting on January 1, 2019 subject to achievement of individual strategic goals.

20	2017 Proxy Statement • Compensation Discussion and Analysis

The Individual Goal-Based PBRSUs:

•	Do not vest unless the established individual strategic goals, discussed below, are achieved during the performance period beginning on January 1, 2016, and ending on December 31, 2018;
•	Are reduced to zero, if the corporate Performance Goal is not achieved;
•	Cannot exceed the number of shares granted (except through accrued dividend equivalents); and
•	Will be reduced if all individual strategic goals and their components are partially met.

The grant value of the Strategic Equity Grant for each NEO is listed below. Because we do not anticipate these types of awards being a regular component of pay, these amounts were not explicitly included in the comparison to market pay data.

Named Individual	PBRSU Grant Value
Marita Zuraitis	$1,600,000
Dwayne D. Hallman	$666,000
Matthew P. Sharpe	$600,000
William J. Caldwell	$525,000
Kelly J. Stacy	$300,000

For all PBRSUs, the NEO must be an employee of the Company as of the vesting date for the awards to vest, except as otherwise provided with regard to death, disability, or in the event of a change in control, or as otherwise provided under a severance or consulting arrangement. The NEO will forfeit the entire award if she or he retires prior to the end of the performance period. Upon vesting, such units are converted into an equivalent number of shares of Common Stock.

Ms. Zuraitis’ individual goals are based on execution of strategic plans related to our long-term vision and leading the execution of the management team’s critical strategic initiatives, expanding the Company’s external exposure, and leveraging the Company’s unique industry position and enhancing the overall customer value proposition.

Mr. Hallman’s individual goals are based on establishing efficient and optimized Capital Management, Enterprise Risk Management, Investor Relations and Rating Agency Relations, and Investment Management strategies, providing strategic support to ensure the Company achieves our aggressive long-term vision, and leading business development and partnership opportunities.

Mr. Sharpe’s individual goals are based on refining and implementing an effective household acquisition strategy, leading the implementation strategy and execution of the DOL/SEC fiduciary standard transition, and continuing to expand the Company’s life insurance platform.

Mr. Caldwell’s individual goals are based on development of a strategy to modernize the Company’s property and casualty infrastructure, execution of a customer and agent experience strategy, and implementation of advanced pricing segmentation.

Mr. Stacy’s individual goals are based on building, establishing and achieving a long-term sales plan, building an agency framework that establishes clear standards and assessing agents against those standards, and designing an optimal field structure to deliver improved results.

Achievement of the individual strategic goals will be determined by the Board of Directors, with input from the CEO (except for her own award). The CEO will provide, periodic updates to the Board illustrating progress by each individual.

The entire award is subject to satisfaction of an objective threshold company-wide performance goal, which must be met during the performance period beginning on January 1, 2016 and ending on December 31, 2018 (Performance Period). If an unexpected event occurs triggering a significant loss, the awards could be eliminated entirely. With the objective threshold company-wide performance goal, the awards qualify for the performance-based compensation exception to the deduction limit in Section 162(m) of the Internal Revenue Code.

Additional Pay Practices

Stock Ownership & Holding Guidelines

The CEO is required to accumulate and maintain beneficial stock ownership with a book value of at least 500% of base salary and all other NEOs are required to accumulate and maintain beneficial stock ownership with a book value of at least 350% of base salary. Given recent market volatility, we use book value to measure the value of the shares we require the NEOs to own. Book value is less volatile than stock price. For this purpose, the Company’s book value per share is determined by dividing total shareholders’ equity, less the fair value adjustment for investments, by the number of outstanding shares of common stock.

2017 Proxy Statement • Compensation Discussion and Analysis	21

The NEOs must satisfy stock ownership guidelines within five years of attaining their position. Stock ownership may be achieved by direct ownership or beneficial ownership through a spouse, child, or trust. The following types of beneficial ownership are considered in determining stock ownership: direct ownership, shares held through our 401(k) Plan, deferred common stock equivalent units (only Mr. Hallman has these) and RSUs (vested and unvested). Outstanding stock options are not used in determining stock ownership.

Our executives are required to defer earned and vested RSU awards until their stock ownership guidelines are met. Beginning with the March 9, 2011 stock option grants, the NEOs are required to hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of exercise price and related taxes and the costs of the exercise, for a minimum of twelve months after the date of exercise. As part of its 2016 overall review of the executive compensation program, the Committee determined the existing multiples of base salary stock ownership guidelines for the Executive Officers were appropriate and would be continued in 2016.

As indicated in the following chart, all NEOs have met or exceeded their stock ownership guidelines except for Mr. Caldwell and Mr. Stacy. Mr. Caldwell has been with the Company less than four years and Mr. Stacy has been with the Company less than two years. Mr. Caldwell and Mr. Stacy are on target to meet the requirement by their respective deadlines.

Named Individual	2016 Stock Ownership Target	2016 Stock Ownership Actual	2016 Stock Ownership	2016 Book Value (1)
Marita Zuraitis	500%	1032%	296,955	$8,252,375
Dwayne D. Hallman	350%	1130%	187,011	$5,197,045
Matthew P. Sharpe	350%	686%	98,774	$2,744,928
William J. Caldwell	350%	339%	42,632	$1,184,755
Kelly J. Stacy	350%	241%	25,984	$722,099

(1)	Represents book value per share excluding the fair value adjustment for investments
HMN	Stock Price @ 12/31/2016 = $42.80
HM	Book Value @ 12/31/2016 = $27.79

Annual Performance and Pay Review

To further reinforce a performance-based culture and the tie between Company results and compensation, the Committee reviews each executive officer’s performance annually, coinciding with the review of corporate performance results. Each executive officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary, annual incentive opportunity, and long-term incentive opportunity at this review. The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent.

22	2017 Proxy Statement • Compensation Discussion and Analysis

Risk Assessment

Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. To this end, management and CAP conduct, and the Committee and the Board’s outside legal counsel reviews, an annual risk analysis of the compensation plans and incentive metrics. Our programs require that a substantial portion of each executive officer’s compensation is contingent on delivering performance results. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe. The Committee has been advised by the Board’s outside legal counsel and agrees that no unreasonable risk exists that a compensation policy or incentive plan would have a material adverse impact on the Company.

Succession Planning Process

To mitigate enterprise risk and leadership gaps, the Committee oversees and monitors the Company’s succession planning process on a regular basis. This process identifies candidates that have the skill sets, background, training, and industry knowledge to assume critical positions on an emergency basis and also for the long-term, if necessary. The Company’s succession plan is also reviewed by the full Board annually.

Minimal Use of Employment Agreements

The Company does not have any individual employment agreements with any executive officer and intends to continue to minimize their use, while recognizing that in isolated situations an agreement may be needed for attraction and retention of key executive talent.

Executive Severance and Change in Control Plans

To maintain market competitiveness and allow for the successful recruitment of key executives, the Company maintains the Horace Mann Service Corporation Executive Severance Plan (“Executive Severance Plan”) and the Horace Mann Service Corporation Executive Change in Control Plan (“CIC Plan”). The Executive Severance Plan provides benefits due to loss of position with or without a change in control. Currently, all NEOs participate in the Executive Severance Plan. The CIC Plan is intended to provide a level of security consistent with market practices, mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation, and serve to insure a more stable transition if a corporate transaction were to occur. The CIC Plan provides for benefits only in the event of the loss of position following a change in control, as defined in the CIC Plan. Participants in the CIC Plan are designated by position. This plan does not have tax gross-up provisions. Currently, Ms. Zuraitis, Mr. Sharpe, Mr. Caldwell, and Mr. Stacy participate in the Executive CIC Plan. The CIC Plan does not permit duplicate benefits under the Executive Severance Plan. The Company had an individual severance agreement with Mr. Hallman, which was entered into at the time of his employment in 2003. The agreement provided payments, benefits and tax gross-up provisions only if both a change in control of the Company and Mr. Hallman’s actual or constructive termination of employment occurred (“double trigger”).

Multiple of the sum of salary plus target annual incentive, payable in the form of salary continuation (for Executive Severance), and payable in a lump sum (for CIC), based on the following table:

	Multiple
Named Individual	Executive Severance	Change In Control
Marita Zuraitis	2.0	2.5
Dwayne D. Hallman*	N/A	N/A
Matthew P. Sharpe	1.5	2.0
William J. Caldwell	1.5	2.0
Kelly J. Stacy	1.0	1.0

*Following	his death in February 2017, Mr. Hallman is no longer a participant in our Executive Severance Plan or CIC Plan.

Retirement Plans

The NEOs participate in our Company-wide Supplemental Retirement & Savings Plan – 401(k) – and a supplemental defined contribution plan designed to provide benefits that cannot be provided under our tax-qualified defined contribution plan because of certain limitations imposed by the Internal Revenue Code. Each of these two plans includes a Company contribution. The amounts contributed for each NEO are included in the “Summary Compensation Table.” These types of plans are customarily offered within our industry. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to

2017 Proxy Statement • Compensation Discussion and Analysis	23

January 1, 1999 and all of our NEOs were hired after that date. We formerly maintained a money purchase pension plan, which was terminated in 2014 and all assets were distributed by the end of 2016.

Deferred Compensation

Prior to 2009, the LTIP permitted certain elective deferrals. Pre-2009 account balances are maintained in notional deferred Common Stock equivalent units, which accrue dividend equivalents at the same rate as dividends paid to our shareholders. These dividend equivalents are converted into additional deferred Common Stock equivalent units. Mr. Hallman was the only NEO with an account balance under this arrangement.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of Long-term Incentive cash compensation prior to 2009 when cash was a component of the Long-term Incentive Plan. Executives were allowed to defer up to 100% of their earned long-term cash incentive into HMEC’s deferred Common Stock equivalent units. All the NEOs except Mr. Hallman were hired after 2009 and do not have an account in the plan.

The Company also sponsors an unfunded excess pension plan, the Nonqualified Defined Contribution Plan (“NQDCP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2016 was $265,000. The NQDCP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQDCP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

Clawbacks

The Committee believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our codes of ethics and conduct. As a further step to support that belief, the Committee has determined that all executive officers are subject to the same standards as the CEO and CFO regarding cash compensation clawbacks as defined under Section 304 of the Sarbanes-Oxley Act of 2002. In addition, under the CECP, the Company is entitled to recover any cash or equity award if it is determined that an executive’s own misconduct contributed materially to the executive’s receipt of an award. If changes are made in future applicable legislative or regulatory guidance, the Company will modify the current clawback provisions to comply.

Hedging, Pledging Prohibitions

NEOs and other executive officers are prohibited from engaging in hedging transactions in our common stock. They are also prohibited from pledging their shares of our common stock.

Perquisites and Personal Benefits

The only perquisites we provide are financial planning services, which are commonly provided among our peer companies. Please see the “Summary Compensation Table” for further details. Our NEOs do not receive other personal benefits.

Tax Implications

Favorable accounting and tax treatment of the various elements of the Company’s total compensation program is an important, not the sole, consideration in the design of the compensation program. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s CEO and three other most highly compensated Executive Officers (other than the CFO) as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The AIP and LTIP are designed to permit full deductibility and the Committee expects all compensation to be fully deductible. However, the Committee believes that shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses. In order to satisfy the Section 162(m) qualification requirements, the Committee allocated an incentive pool equal to 5.4% of adjusted operating income to certain individuals under the Company’s compensation program. Once the amount of the pool and the specific allocations are determined at the end of the year, the Committee can apply “negative discretion” to reduce (but not increase) the amount of any award payable from the incentive pool to individuals, as determined by the amount payable to each individual based on performance criteria and actual results.

24	2017 Proxy Statement • Compensation Discussion and Analysis

Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers during 2016, 2015, and 2014.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)	Total ($)
Marita Zuraitis President & Chief Executive Officer	2016	800,000	0	2,580,000	420,000	898,240	57,593	4,755,833
	2015	742,333	0	770,000	330,000	749,809	55,587	2,647,729
	2014	690,500	0	700,000	300,000	929,068	45,609	2,665,177
Dwayne D. Hallman Executive Vice President & Chief Financial Officer	2016	457,333	0	1,016,000	150,000	308,096	22,225	1,953,654
	2015	444,000	0	350,000	150,000	298,981	28,000	1,270,981
	2014	440,502	0	350,000	150,000	329,275	30,200	1,299,977

Matthew P. Sharpe Executive Vice President, Life & Retirement	2016	400,000	0	950,000	150,000	269,472	40,927	1,810,399
	2015	394,000	0	350,000	150,000	265,312	41,508	1,200,820
	2014	354,252	0	280,000	120,000	264,803	36,053	1,055,108

William J. Caldwell Executive Vice President, Property & Casualty	2016	335,417	0	770,000	105,000	196,490	39,885	1,446,792
	2015	325,000	0	210,000	90,000	164,136	22,929	812,065
	2014	254,174	0	122,500	52,500	136,163	25,142	590,479

Kelly J. Stacy Senior Vice President, Field Operations & Distribution	2016	300,000	0	510,000	90,000	134,736	18,950	1,053,686
	2015	130,769	200,000	310,000	90,000	134,676	44,287	909,732

(1)	Represents each NEO’s actual base salary earnings as of December 31, 2016, 2015 and 2014, respectively. Mr. Stacy was hired in 2015.

(2)	For 2015 this represents a sign-on award for Mr. Stacy.

(3)	Represents the grant date fair value of service-based and performance-based RSUs granted in 2014 & 2015. Performance-based RSUs are valued based on the probable performance of Target with the potential of 50% to 200% being earned based on performance results. For 2015, this includes an additional sign-on award for Mr. Stacy. In 2016 it represents the grant date fair value of service based and performance based RSUs, and performance based RSUs based on strategic initiatives.

(4)	Represents the grant date fair value of $5.01 per share for stock options granted on March 9, 2016. For Mr. Stacy, it represents the grant date fair value of $11.52 per share for stock options granted on September 29, 2015.

(5)	Represents the cash payout for the AIP earned in each year.

2017 Proxy Statement • Compensation Discussion and Analysis	25

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs in 2016.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Relocation ($)	Company Contributions to Defined Contribution Plans ($)	Total ($)
Marita Zuraitis President and Chief Executive Officer	14,560	0	43,033	57,593
Dwayne D. Hallman Executive Vice President and Chief Financial Officer	0	0	22,225	22,225
Matthew P. Sharpe Executive Vice President, Life & Retirement	14,560	0	26,367	40,927
William J. Caldwell Executive Vice President, Property & Casualty	14,560	0	25,325	39,885
Kelly J. Stacy Senior Vice President, Field Operations and Distribution	0	0	18,950	18,950

(1)	Includes the use of a financial planning service to help minimize distractions and help ensure appropriate focus on his or her Company responsibilities.

26	2017 Proxy Statement • Compensation Discussion and Analysis

Grants of Plan Based Awards

The following table sets forth information concerning the grant of the 2016 Annual Incentive, the grant of the 2016 Long-term Incentive for the 2016 – 2018 performance period, and the strategic incentive grants. Actual payouts under the 2016 AIP are included in the “Summary Compensation Table.” Payouts for the 2016 Long-term incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2016 – 2018 performance period.

Named Individual	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($) (5)
		Incentive Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marita Zuraitis		AIP	400,000	800,000	1,600,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	37,086	74,171	148,342	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	9,030	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	83,916	$31.01	420,001
Dwayne D. Hallman		AIP	137,200	274,400	548,800	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	14,770	29,539	59,078	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	3,225	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	29,972	$31.01	150,010
Matthew P. Sharpe		AIP	120,000	240,000	480,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	13,706	27,411	54,822	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	3,225	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	29,972	$31.01	150,010
William J. Caldwell		AIP	83,854	167,708	335,416	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	11,288	22,575	45,150	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	2,259	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	20,980	$31.01	105,005
Kelly J. Stacy		AIP	60,000	120,000	240,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	7,257	14,513	29,026	N/A	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	1,935	N/A	N/A	N/A
	3/9/2016	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	17,984	$31.01	90,010

N/A = Not applicable

(1)	Represents performance-based 2016 Annual Incentive.
(2)	Represents the performance-based portion of the 2016 Long-term Incentive grant, as well as a performance based RSU grant based on strategic initiatives.
(3)	Represents the service-based RSU portion of the 2016 Long-term Incentive grant.
(4)	Represents the stock option portion of the 2016 Long-term Incentive grant.
(5)	Totals equate to each NEO’s 2016 Long-term Incentive amount. The fair value of stock options was determined using the Black-Scholes model.

2017 Proxy Statement • Compensation Discussion and Analysis	27

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the exercisable and unexercisable stock options, as well as the unvested RSUs held by each NEO at December 31, 2016.

	Option Awards						Stock Awards (Restricted Stock Units)
Named Individual	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Marita Zuraitis	20,157	6,719	0	$22.69	05/22/13	05/22/20
	16,648	16,648	0	$28.88	03/05/14	03/05/24
	7,399	22,197	0	$32.35	03/04/15	03/04/25	26,919	$1,152,133	113,344	$4,851,123
	0	83,916	0	$31.01	03/09/16	03/09/26
Dwayne D. Hallman	9,545	0	0	$17.01	03/09/11	03/09/18
	22,464	0	0	$17.32	03/07/12	03/07/19
	13,872	4,624	0	$20.60	03/05/13	03/05/20
	8,324	8,324	0	$28.88	03/05/14	03/05/24
	3,363	10,089	0	$32.35	03/04/15	03/04/25
	0	29,972	0	$31.01	03/09/16	03/09/26	14,978	$641,058	48,080	$2,057,824
Matthew P. Sharpe	14,976	0	0	$17.32	03/07/12	03/07/19
	8,325	2,775	0	$20.60	03/05/13	03/05/20
	6,660	6,660	0	$28.88	03/05/14	03/05/24
	3,363	10,089	0	$32.35	03/04/15	03/04/25	12,061	$516,211	43,996	$1,883,029
	0	29,972	0	$31.01	03/09/16	03/09/26
William J. Caldwell	2,391	797	0	$30.24	12/11/13	12/11/20
	2,914	2,914	0	$28.88	03/05/14	03/05/24
	2,018	6,054	0	$32.35	03/04/15	03/04/25	5,587	$239,124	31,480	$1,347,344
	0	20,980	0	$31.01	03/09/16	03/09/26
Kelly J. Stacy	0	5,862	0	$33.41	09/29/15	09/29/25	5,323	$227,824	19,607	$839,180
	0	17,984	0	$31.01	03/09/15	03/9/26

(1)	Long-term Incentive stock option grants are service-based and all unexercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.
(2)	Represents the unvested service-based RSUs granted in 2012, 2013, 2014, 2015, and 2016.
(3)	Represents the value of the RSUs based on the closing stock price of $42.80 at December 31, 2016.
(4)	The performance-based RSUs granted in 2014 will not be earned until the end of the 2014-2016 performance period. RSUs earned at the end of the performance period will vest 100% in 2017. The performance-based RSUs granted in 2015 will not be earned until the end of the 2015-2017 performance period. RSUs earned at the end of the performance period will vest 100% in 2018. The performance-based RSUs granted in 2016 will not be earned until the end of the 2016-2018 performance period. RSUs earned at the end of the performance period will vest 100% in 2019.

28	2017 Proxy Statement • Compensation Discussion and Analysis

Option Exercises and Stock Vest

The following table sets forth information regarding options exercised and stock awards acquired on vesting by the NEOs in 2016.

Named Individual	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Marita Zuraitis	0	0	2,311	73,004
Dwayne D. Hallman	18,475	449,121	14,746	458,900
Matthew P. Sharpe	0	0	1,051	33,201
William J. Caldwell	0	0	4,757	169,989
Kelly J. Stacy	1,954	18,696	1,608	52,444

(1)

The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized from vested stock awards will depend upon the sale price of the shares when they are actually sold.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information regarding participation by the NEOs in the Company’s NQDCP and the nonqualified deferred compensation plan as of December 31, 2016.

Named Individual	Account Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)
Marita Zuraitis	NQDCP Account	0	26,750	726	62,412
	Deferred Compensation Account	0	0	0	0
Dwayne D. Hallman	NQDCP Account	0	9,617	792	60,074
	Deferred Compensation Account	0	0	78,086	315,735
Matthew P. Sharpe	NQDCP Account	0	6,750	238	21,867
	Deferred Compensation Account	0	0	0	0
William J. Caldwell	NQDCP Account	0	4,250	46	7,296
	Deferred Compensation Account	0	0	0	0
Kelly J. Stacy	NQDCP Account	0	1,750	0	1,750
	Deferred Compensation Account	0	0	0	0

(1)	Represents the 2016 NQDCP registrant Company contributions. These contributions are included in the All Other Compensation column of the “Summary Compensation Table” for 2016.
(2)	Represents (a) the gains in the NQDCP in 2016 and (b) the change in the deferred compensation account balance reflecting changes in the closing stock price of HMEC Common Stock from December 31, 2015 to December 31, 2016, each excluding contributions reflected in the first two columns.

2017 Proxy Statement • Compensation Discussion and Analysis	29

Illustration of Potential Payments upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of the end of 2016 in the event of separation due to disability or death, cause, voluntary termination of employment, retirement, involuntary termination of employment without cause, and a change of control of the Company.

Consistent with SEC requirements, these estimated amounts have been calculated as if the NEOs’ employment had been terminated as of December 30, 2016, the last business day of 2016, using the closing market price of our Common Stock on that date ($42.80). The amounts reported in the following table are hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments will depend on the circumstances and timing of any termination of employment or other triggering event.

Estimated Payments ($) Assuming Termination as of December 31, 2016 (1)(2)
Name & Benefits	Disability or Death	For Cause	Voluntary	Involuntary Termination w/o Cause	Change in Control
Marita Zuraitis
Cash Severance	0	0	0	3,200,000	4,000,000
AIP	800,000	0	0	800,000	800,000
Acceleration of Stock Options	989,370	0	0	0	989,370
Acceleration of RSUs	3,362,596	0	0	0	5,721,504
Health and Welfare	0	0	0	38,019	38,019
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	5,151,966	0	0	4,038,019	11,548,893
Dwayne D. Hallman
Cash Severance	0	0	0	0	0
AIP	329,275	0	0	0	0
Acceleration of Stock Options	353,370	0	0	0	0
Acceleration of RSUs	1,229,273	0	0	0	0
Health and Welfare	0	0	0	0	0
Tax Gross-Up	N/A	N/A	N/A	N/A	N/A
TOTAL	1,911,918	0	0	0	0
Matthew P. Sharpe
Cash Severance	0	0	0	960,000	1,280,000
AIP	240,000	0	0	240,000	240,000
Acceleration of Stock Options	353,370	0	0	0	353,370
Acceleration of RSUs	1,089,046	0	0	0	1,981,426
Health and Welfare	0	0	0	38,019	38,019
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,682,416	0	0	1,238,019	3,892,815
William J. Caldwell
Cash Severance	0	0	0	787,500	1,050,000
AIP	175,000	0	0	175,000	175,000
Acceleration of Stock Options	247,354	0	0	0	247,354
Acceleration of RSUs	809,491	0	0	0	1,519,786
Health and Welfare	0	0	0	10,887	10,887
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,231,845	0	0	973,387	3,003,027
Kelly J. Stacy
Cash Severance	0	0	0	420,000	630,000
AIP	120,000	0	0	120,000	120,000
Acceleration of Stock Options	212,031	0	0	0	212,031
Acceleration of RSUs	554,688	0	0	0	1,032,849
Health and Welfare	0	0	0	17,408	17,408
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	886,719	0	0	557,408	2,012,288

N/A – Not applicable

(1)	All AIP and LTI earned payouts are assumed to be at target.
(2)	None of the NEOs were retirement eligible at December 31, 2016.
(3)	Benefit reduction to avoid the imposition of a “golden parachute” tax.

30	2017 Proxy Statement • Compensation Discussion and Analysis

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

STEPHEN J. HASENMILLER, Chairman

BEVERLEY J. MCCLURE and GABRIEL L. SHAHEEN, Members

Equity Compensation Plan Information

The following table provides information as of December 31, 2016 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the 401(k) plan):

Equity Compensation Plans	Securities to be Issued Upon the Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Securities Available for Future Issuance Under Equity Compensation Plans (4)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	747,032	$19.05	N/A
Restricted Stock Units (2)	1,419,268	N/A	N/A
Subtotal	2,166,300	N/A	N/A
Deferred Compensation (2)(3)	125,560	N/A	N/A
Subtotal	2,291,860	N/A	2,882,735
Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	2,291,860	N/A	2,882,735

N/A – Not applicable

(1)	Includes grants under the HMEC 2010 Comprehensive Executive Compensation Plan, as amended, (“CECP”).
(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.
(3)	The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, Common Stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 45 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the “Compensation Discussion and Analysis”.
(4)	Excludes securities reflected in the Securities to be Issued column and represents shares remaining as part of a fungible share pool. The pool of shares is reduced by 2.5 shares for every “full-value” Award that is granted.

2017 Proxy Statement • Compensation Discussion and Analysis	31

Executive Officers

The following is certain information, as of March 15, 2017, with respect to the executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Marita Zuraitis, President and Chief Executive Officer, who is discussed above under “Board Nominees”, the “Executive Officers”). Dwayne D. Hallman, who was the Chief Financial Officer for fiscal year 2016, is also included. However, Mr. Hallman passed away on February 3, 2017 and Bret A. Conklin was named Acting Chief Financial Officer as noted below.

Dwayne D. Hallman, Deceased

Executive Vice President and Chief Financial Officer

Mr. Hallman was appointed to his position as Executive Vice President and Chief Financial Officer in October 2010. He joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. He served as Vice President and Controller of Ranger Insurance Company from 1988 to 1995. From 1984 to 1988, Mr. Hallman was associated with KPMG Peat Marwick, specializing in its insurance industry practice. Mr. Hallman had over 30 years of experience in the insurance industry.

Matthew P. Sharpe, 55

Executive Vice President, Life & Retirement

Mr. Sharpe joined the Company in January 2012 as Executive Vice President, Annuity and Life. Mr. Sharpe was previously with Genworth Financial, Inc. from 1999 to 2011 where he most recently served as Senior Vice President. During his tenure at Genworth, he gained an extensive annuity and life background while leading a variety of successful growth, product development, strategic, marketing and sales initiatives. Mr. Sharpe has 30 years of experience in the insurance industry.

William J. Caldwell, 46

Executive Vice President, Property & Casualty

Mr. Caldwell was appointed to his present position of Executive Vice President, Property and Casualty in July 2015. He joined the Company in November 2013 as Senior Vice President, Personal Lines, and was appointed Senior Vice President, Property & Casualty in October 2014. Mr. Caldwell previously served as Head of Property Products at QBE North America from June 2011 through November 2013, Senior Vice President of Bank of America from August 2007 to June 2011 and Vice President of Unitrin from June 2001 to August 2007. Mr. Caldwell has over 20 years of experience in the insurance industry.

Kelly J. Stacy, 58

Senior Vice President, Field Operations and Distribution

Mr. Stacy joined the Company in July 2015 as Senior Vice President, Field Operations and Distribution. Mr. Stacy previously served as Northeast Regional President with The Hanover Insurance Group, a position he held since 2011. He served as Regional President and led Travelers Select commercial field operations from 2007 to 2011 and he served as Senior Vice President of marketing and field operations at the Main Street America Group from 1998 to 2007. Mr. Stacy has more than 30 years of property and casualty industry experience leading field operations, distribution and sales.

Bret A. Conklin, 53

Senior Vice President, Acting Chief Financial Officer and Controller

Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. He was named the Acting Chief Financial Officer on January 30, 2017. Mr. Conklin previously served as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; Vice President and Controller of the Company from July 1998 through January 2000; and Vice President and Controller of Pekin Insurance from September 1992 through June 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has over 30 years of experience in the insurance industry.

Sandra L. Figurski, 53

Senior Vice President and Chief Information Officer

Ms. Figurski was appointed to her present position as Senior Vice President and Chief Information Officer in November 2014. She joined the Company in September 2013 as Chief Technology Officer. Ms. Figurski was previously with Allstate Insurance Company from 1981 to 2013 where she most recently served as Vice President and Divisional Chief Information Officer. Ms. Figurski has over 30 years of experience in the insurance industry.

John P. McCarthy, 61

Senior Vice President and Chief Human Resources Officer

Mr. McCarthy joined the Company in May 2014 as Senior Vice President and Chief Human Resources Officer. Mr. McCarthy’s previous experience includes Guardian Life Insurance Company where he worked from December 2008 through March 2014, joining the company as Executive Vice President, Human Resources where he helped build a high-performing organization focusing on talent, leadership and culture. He was with Wachovia Corporation from December 1998 to December 2008, where he held multiple positions including Senior Managing Director. Mr. McCarthy has over 30 years of experience in the financial services and insurance industries.

Donald M. Carley, 49

Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Mr. Carley joined the company in January 2016 as General Counsel. He assumed the additional responsibilities of Corporate Secretary and Chief Compliance Officer in May 2016 and was appointed Senior Vice President in November 2016. Mr. Carley previously served as Associate General Counsel at State Farm Mutual Automobile Insurance Company, a position he held since 2008. Prior to that, he spent 10 years in private practice at Sonnenschein Nath & Rosenthal LLP (now known as Dentons), most recently as partner of the firm. Mr. Carley has more than 25 years of private practice and corporate experience with a focus on insurance industry litigation, legislative, regulatory, claims and operational issues.

32	2017 Proxy Statement • Compensation Discussion and Analysis

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, Board Nominees and the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers employed at the end of 2016 (collectively the “Named Executive Officers”), and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2017, except that the ownership information for the 5% beneficial owners is as of December 31, 2016 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
5% Beneficial Owners
BlackRock, Inc. (1)	4,796,814	11.9%
The Vanguard Group, Inc (2)	3,494,893	8.7%
Dimensional Fund Advisors LP (3)	3,455,373	8.6%
Silvercrest Asset Management Group, LLC (4)	2,278,509	5.7%
Hotchkis and Wiley Capital Management, LLC (5)	2,100,881	5.2%
Directors, Board Nominees and Executive Officers
Daniel A. Domenech (6)	7,050	*
Stephen J. Hasenmiller	31,194	*
Ronald J. Helow (7)	31,813	*
Beverley J. McClure (8)	13,312	*
H. Wade Reece	0	0.0%
Gabriel L. Shaheen (9)	52,587	*
Robert Stricker (10)	37,720	*
Steven O. Swyers (11)	6,057	*
Marita Zuraitis (12)	265,449	*
Dwayne D. Hallman (13)	272,342	*
Matthew P. Sharpe (14)	106,553	*
William J. Caldwell (15)	27,258	*
Kelly J. Stacy (16)	7,494	*
All Directors and Executive Officers as a group (17 persons) (17)	977,496	2.4%
*	Less than 1%
(1)	BlackRock, Inc. (“BlackRock”) has a principal place of business at 55 East 52nd Street, New York, New York 10055. BlackRock has sole voting power with respect to 4,696,402 shares and sole investment power with respect to 4,796,814 shares. The foregoing is based on Amendment No. 8 to Schedule 13G filed by BlackRock on January 12, 2017.
(2)	The Vanguard Group, Inc. (“Vanguard”) has a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole voting power with respect to 48,322 shares, sole investment power with respect to 3,442,943 shares, and shared investment power with respect to 51,950 shares. The foregoing is based on Amendment No. 5 to Schedule 13G filed by Vanguard on February 13, 2017.
(3)	Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,348,087 shares and sole investment power with respect to 3,455,373 shares. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 10 to Schedule 13G filed by Dimensional on February 9, 2017.
(4)	Silvercrest Asset Management Group, LLC (“Silvercrest”) has a principal place of business at 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. Silvercrest has shared voting and investment power with respect to 2,278,509 shares. The foregoing is based on Amendment No. 3 to Schedule 13G filed by Silvercrest on February 14, 2017.
(5)	Hotchkis and Wiley Capital Management, LLC (“Hotchkis and Wiley”) has a principal place of business at 725 South Figueroa Street, 39th Floor, Los Angeles, California 90017. Hotchkis and Wiley has sole voting power with respect to 1,728,861 shares and sole investment power with respect to 2,100,881 shares. Hotchkis and Wiley disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 2 to Schedule 13G filed by Hotchkis and Wiley on February 10, 2017.
(6)	Consists entirely of 4,370 CSUs and 2,680 vested RSUs pursuant to the CECP.
(7)	Consists entirely of 31,813 vested RSUs pursuant to the CECP.
(8)	Consists entirely of 3,320 CSUs and 9,992 vested RSUs pursuant to the CECP.
(9)	Consists entirely of 14,628 CSUs and 37,959 vested RSUs pursuant to the CECP.
(10)	Includes 9,897 CSUs and 24,991 vested RSUs pursuant to the CECP.
(11)	Consists entirely of 6,057 vested RSUs pursuant to the CECP.
(12)	Includes 80,906 vested stock options and 182,951 vested RSUs pursuant to the CECP.
(13)	Includes 120,832 vested stock options, 7,377 CSUs and 125,150 vested RSUs pursuant to the CECP.
(14)	Includes 50,285 vested stock options and 55,544 vested RSUs pursuant to the CECP.
(15)	Includes 16,043 vested stock options and 5,649 vested RSUs pursuant to the CECP.
(16)	Includes 4,496 vested stock options and 1,282 vested RSUs pursuant to the CECP.
(17)	Includes 332,864 vested stock options, 48,451 CSUs and 530,956 vested RSUs pursuant to the CECP.

2017 Proxy Statement • Compensation Discussion and Analysis	33

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other persons who beneficially own more than ten percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that all such reports were timely filed in 2016.

PROPOSAL NO. 4 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the selection, compensation, retention, performance and evaluation of the Company’s independent registered public accounting firm. The Audit Committee considers the independence and evaluates the selection of the independent registered public accounting firm each year.

KPMG LLP has been the Company’s independent registered public accounting firm for the past 27 years (since the Company’s 1989 leveraged buyout). After careful consideration of a number of factors, including length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit Committee selected KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2017. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2017.

Report of the Audit Committee

Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held twelve meetings during fiscal year 2016.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

STEVEN O. SWYERS, Chairman

RONALD J. HELOW and BEVERLEY J. MCCLURE, Members

34	2017 Proxy Statement • Compensation Discussion and Analysis

The Company’s Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2017 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2016.

Fees of KPMG LLP

The following were the fees of KPMG LLP for the years ended December 31, 2016 and 2015.

Fees	2016	2015
Audit (1)	$ 2,229,300	$ 2,188,900
Audit-Related (2)	$ 256,400	$ 256,000
Tax (3)	0	0
All Other (4)	0	0

(1)	Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, the audit of the Company’s internal control over financial reporting as of December 31, 2016 and 2014, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2016 and 2014 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2016 and 2015. Fees in 2015 included $148,500 related to the Company’s issuance of its 4.50% Senior Notes due 2025.

(2)	Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2016 and 2015, exclusive of the fees disclosed under “Audit Fees”. In 2016 and 2015, KPMG LLP audited the Company’s employee benefits plans. Also in 2016 and 2015, KPMG LLP prepared SOC1 reports on the Company’s annuity operations.

(3)	Represents the aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2016 and 2015.

(4)	Represents the aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2016 and 2015.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such services are presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services during the years ended December 31, 2016 and 2015.

2017 Proxy Statement • Compensation Discussion and Analysis	35

Other Matters

Delivery of Proxy Materials

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K. If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an email message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a Notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the Notice.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001.

The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet website, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s website, www.sec.gov.

Eliminating Duplicative Proxy Materials

If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices to any household at which two or more shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials shareholders receive and reduces mailing expenses. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting the Company’s facilitator for distribution of Proxy Materials, Broadridge Financial Solutions, Inc., at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you wish to receive a separate set of Proxy Materials for this year’s Annual Meeting, we will deliver them promptly upon request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001 or 217-789-2500.

Submitting Shareholder Proposals for the 2018 Annual Meeting of Shareholders

Any proposals of Shareholders submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2018 must be received in writing by the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than the close of business on December 12, 2017 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2018 Annual Meeting of Shareholders.

In the event that a Shareholder intends to present any proposal at the 2018 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8, the Shareholder must give written notice to the Corporate Secretary no less than 45 days prior to the date of the Annual Meeting setting forth the business to be brought before the meeting. Accordingly, proxies solicited by the Board for the 2018 Annual Meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to April 8, 2018, which is 45 days prior to the anticipated Annual Meeting date of May 23, 2018.

36	2017 Proxy Statement • Other Matters

HORACE MANN EDUCATORS CORPORATION 1 HORACE MANN PLAZA SPRINGFIELD, IL 62715-0001 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a Daniel A. Domenech 0 0 0 The Board of Directors recommends you vote FOR Proposal 2. For Against Abstain 1b Stephen J. Hasenmiller 0 0 0 2 Approval of the advisory resolution to approve 0 0 0 Named Executive Officers’ compensation. 1c Ronald J. Helow 0 0 0 The Board of Directors recommends you vote 1 YEAR on Proposal 3. 1 year 2 years 3 years Abstain 1d Beverley J. McClure 0 0 0 3 Advisory vote on the frequency of future 0 0 0 0 advisory votes on Named Executive Officers’ Compensation. 1e H. Wade Reece 0 0 0 1f Gabriel L. Shaheen 0 0 0 The Board of Directors recommends you vote FOR Proposal 4. For Against Abstain 1g Robert Stricker 0 0 0 4 Ratification of the appointment of KPMG LLP, an 0 0 0 independent registered public accounting firm, as the company’s auditors for the year ending 1h Steven O. Swyers 0 0 0 December 31, 2017. 1i Marita Zuraitis 0 0 0 NOTE: Such other business as may properly come R1.0.1.15 before the meeting or any adjournment thereof. 1 _ Materials Election - Check this box if you want to 0 Please sign exactly as your name(s) appear(s) hereon. When signing as receive a complete set of future proxy materials by attorney, executor, administrator, or other fiduciary, please give full mail, at no extra cost. If you do not take action title as such. Joint owners should each sign personally. All holders must you may receive only a Notice to inform you of the sign. If a corporation or partnership, please sign in full corporate or 0000326554 Internet availability of proxy materials. partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K/Annual Report is/are available at www.proxyvote.com HORACE MANN EDUCATORS CORPORATION PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 24, 2017 The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Gabriel L. Shaheen and Marita Zuraitis, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 24, 2017 at 9:00 a.m. Central Daylight Saving Time, at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting. THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 4, FOR 1 YEAR ON PROPOSAL 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. R1.0.1.15 _ 2 0000326554 Continued and to be signed on reverse side